Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED

December 18, 2006

VIA FEDERAL EXPRESS

Mr. Fred Dressler
Executive Vice President Programming
Time Warner Cable
2901 Harbor Place
Stamford, Connecticut 06902

Dear Fred:

        This letter serves to confirm our mutual agreement with respect to (i) a further amendment to the Affiliation Agreement, dated as of January 1, 2000, between Time Warner Cable LLC, as successor in interest to Time Warner Cable, a division of Time Warner Entertainment Company, L.P. ("Affiliate"), and Current TV, LLC f/k/a INdTV, LLC (assignee from NWI Television, Inc.) ("Network"), as amended prior to the date hereof (the "Agreement") as set forth in paragraph 1 below (the "Amendment"), and (ii) Network's VOD and broadband program offerings. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Network and Affiliate agree as follows:

        1.    Amendment to Agreement

          (a)   The "Term" of the Agreement shall be extended for a period of [*] years and shall expire on [*].

          (b)   For calendar year 2007, the Fee per Service Subscriber shall be [*] per month. Commencing on January 1, 2008 and for each calendar year thereafter during the Term, the monthly Fee for such calendar year shall be the immediately preceding calendar year's Fee increased by CPI.

          (c)   In the event of a conflict between any provision of the Amendment and any provision contained in the Agreement, the provision(s) contained in the Amendment shall prevail.

          (d)   Except as specifically modified by the terms of the Amendment, all terms and conditions of the Agreement shall remain unmodified and in full force and effect. The terms of the Amendment shall be effective as of the date hereof.

        2.    Video-on-Demand ("VOD") and Broadband Offerings

          (a)   During the Term, Network agrees to provide to Affiliate any and all of the programming that it provides to any other distributor of VOD programming ("VOD Content") in accordance with the Video On Demand License Agreement form executed by Network and Affiliate, attached hereto and made a part hereof as Exhibit A ("VOD Agreement"), except that to the extent Network limits the distribution of any community-specific VOD Content to a specific community, Network is only obligated to provide such content to Affiliate to the extent Affiliate is a programming

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

distributor in such community. Network shall provide Systems serving Service Subscribers in the Los Angeles, California and New York, New York communities customized VOD programming related to topics that may be of particular interest to people in Los Angeles, California and New York, New York ("Localized VOD Content") in accordance with the VOD Agreement, it being understood that other distributors of the Service in such communities may receive the same Localized VOD Content.

          (b)   During the Term, Network agrees to make available to Affiliate for inclusion as part of Affiliate's Road Runner online service ("RR") (i) the VOD Content, (ii) the Localized VOD Content and (iii) any other content that Network makes available to any other distributor or VOD programming for their wholly-owned broadband services ("Broadband Offering(s)), provided that the Localized VOD Content shall only be made available to RR subscribers located in the communities that are eligible to receive the Localized VOD Content pursuant to paragraph 2(a). Network shall provide the Broadband Offering(s) to RR no later than Network provides the content comprising such Broadband Offering(s) to any other broadband distributor of the same content. In addition to the terms set forth in this paragraph 2(b), to the extent that the terms and conditions of the VOD Agreement can reasonably be applied to the Broadband Offerings) (substituting references to VOD for Broadband Offering(s)), the terms and conditions of the VOD Agreement shall govern Network's provision of the Broadband Offerings) to RR, provided that in the event of any inconsistency between the terms and conditions in the VOD Agreement and the terms set forth in this paragraph 2(b), the terms of this paragraph 2(b) shall control.

          (c)   Affiliate may offer the VOD Content and Broadband Offering(s) only to subscribers in Systems, and Affiliate shall not, without Network's consent, charge a separate or distinct fee to subscribers for viewing the VOD Content or the Broadband offering(s).

        Except as required by applicable law, neither party shall make any public announcement or press release regarding the existence or contents of the Agreement or this Amendment or the other party's performance under the Agreement or this Amendment without the prior written approval of the other party.

        If you agree to amend the Agreement as set forth in paragraph 1 of this letter agreement, and agree with the terms pursuant to which Affiliate shall have the right (but not the obligation) to distribute the VOD content and the Broadband Offering(s) during the Term as set forth in paragraph 2

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of this letter agreement, please indicate your acceptance of the same by signing in the space provided below.

Very truly yours,
CURRENT TV, LLC
By:	/s/ JOEL HYATT
Name:	Joel Hyatt
Title:	Chief Executive Officer
ACCEPTED AND AGREED:
TIME WARNER CABLE LLC
By:	/s/ FRED DRESSLER
Name:	Fred Dressler
Title:	Executive Vice President, Programming

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CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT A

VIDEO ON DEMAND LICENSE AGREEMENT

        This VIDEO ON DEMAND LICENSE AGREEMENT (this "Agreement") dated as of December 18, 2006, is by and between Current TV, LLC, located at 118 King Street, San Francisco, CA 94107 ("Licensor"), and TIME WARNER CABLE LLC ("TWC").

        The parties hereby agree as follows:

        1.    Grant of Rights.

          (a)   Licensor hereby grants TWC the non-exclusive right to offer, distribute, transmit and exhibit the Programs) on a Video on Demand basis to its subscribers provided that TWC is substantially in compliance with Section 17 of the affiliation agreement between Licensor and TWC. As used in this Agreement: (i) "Video on Demand" or "VOD" means that mode of exhibition whereby a viewer may select and view a Program at any time at such viewer's discretion; and (ii) "program" means each full motion video program (and the accompanying principal audio portion of such programs) delivered to TWC along with the information listed on Schedule A attached hereto, as may be amended from time to time as mutually agreed.

          (b)   The license granted hereby in respect of each Program shall permit a subscriber to request and view such Program an unlimited number of times during the Available Window and, with respect to subscribers who order such Program on the End Date, during the twenty-four (24) hour period immediately after the End Date. "Available Window" means the period of time during which a Program is licensed to TWC hereunder, which period or time if applicable, is indicated on Schedule A. If no Available Window is indicated on Schedule A for any Program, then TWC may distribute, transmit and exhibit such Program on a VOD basis for such period of time as TWC shall determine in its discretion during the Term. "End Date" means the last calendar day that a particular Program is available to subscribers via VOD. At all times during the Term, Licensor shall deliver and license the greater of (i) two (2) hours (exclusive of time allocated to Ancillary Materials (as defined and to the extent permitted below)) of Programs or (ii) the number of hours of programming that is provided to any other distributors) of the VOD programming. Licensor shall replace not less than [*] of the Programs with new Programs that Licensor has not previously provided to TWC hereunder ("refresh") each calendar month, to be delivered weekly in installments of [*] each week, so that each refreshed portion replaces the oldest [*] of the then-available Programs; provided, however, that, with the consent of TWC, Licensor may refresh more than [*] of such Programs and/or refresh Programs more frequently than once per calendar week on a schedule determined by TWC.

          (c)   Licensor hereby grants TWC the right to encode, compress, digitize, record, copy, index, segment and otherwise technologically manipulate the Programs solely as required to make the Programs available to subscribers on a VOD basis, provided that none or the foregoing manipulations will cause a material change in an average viewer's perception of the Programs delivered by Licensor. Except as otherwise expressly permitted hereunder, TWC shall not edit or alter the audio or visual content of any Program.

[*]
CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        2.    Fees.    There shall be no fees or royalties payable by TWC for, or in connection with, the licenses granted hereunder.

        3.    Term.    The term of this Agreement shall commence as of the date hereof and end on [*] (the "Term").

        4.    Licensed Programs.

          (a)   Each Program shall be of broadcast quality and professionally produced by or on behalf of Licensor. Licensor shall provide TWC with an updated Schedule A for each calendar month during the Term.

          (b)   With respect to Localized VOD Content and content for RR, Licensor shall deliver the Programs to TWC via a mutually agreed delivery method and, if applicable, will provide information about the Programs (also known as Meta data) in a format acceptable to TWC. For all other VOD Content, within thirty (30) days or the Effective Date, Licensor shall notify TWC in writing which one of the following entities Licensor has selected (such entity, the "TWC Designee"):

        In Demand
        345 Hudson Street, 17th Floor
        New York, NY 10014
        OR
        GDMX
        5432 W. 102nd Street
        Los Angeles, CA 90045

TWC may change the TWC Designee from time to time so long as TWC provides Licensor reasonable advance written notice of such change. No later than thirty (30) days prior to the first day of the Available Window of any Program on a Schedule, or (or, if no Available Window is specified for any such Program, then as soon as practicable) Licensor shall deliver to the TWC Designee, for each such Program, either (i) a single high-resolution "source video" in a format acceptable to TWC and the TWC Designee (such as Beta SP) ("Source Video"), and a meta data file in a format acceptable to TWC and the TWC Designee ("Meta Data File"), in which case the TWC Designee shall encode each Source Video and Meta Data File to be VOD Compatible (each such encoded Source Video together with the corresponding Meta Data File, an "Encoded Program File") or (ii) an Encoded Program File (comprising a VOD Compatible Source Video and Meta Data File) that is acceptable to TWC and the TWC Designee. TWC may request that the TWC Designee conduct reasonable and timely quality control testing of any Encoded Program File delivered by Licensor. If the TWC Designee determines that an Encoded Program File is defective in any way, Licensor, at its expense, shall cause any deficiencies to be corrected and shall redeliver a corrected Encoded Program File to the TWC Designee within three (3) business days after receiving notice of the deficiencies. The foregoing process shall continue until the TWC Designee confirms that the Encoded Program File is no longer defective. The TWC Designee shall thereafter deliver each such Encoded Program File and any number of copies thereof to TWC Systems, all of which is expressly permitted. Licenser is responsible for all costs related to the encoding of each Source Video and Meta Data File and delivery and redelivery, if necessary, or the Encoded Program Files to the TWC Systems.

          (c)   The source video or other medium in which each Program is delivered to TWC will not, except as required by applicable law or regulation, contain or have embedded any data, information, images, sounds or other material other than the primary video and accompanying audio stream of such Program, and TWC shall have the right to grip or block any and all such additional material from the Program as delivered to subscribers.

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CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          (d)   No Program shall contain any advertising or sponsorships., except that Licensor may provide Programs that include imbedded non-animated logos and/or brand identifications that denote sponsorship provided Licensor does not derive any incremental revenue attributable to VOD distribution of such Program and Licensor may insert promotions (no longer thin fifteen (15) seconds) of the linear Service before or alter any Program ("Ancillary Materials"); and such Ancillary Materials shall not promote or advertise any service not carried by TWC or any TWC system, or promote or advertise any product or service that competes directly or indirectly with TWC, any TWC system, or RR or any products or services thereof. For purposes of example only, Ancillary Materials may include a logo or brand identification for Verizon (so long as TWC is not in the mobile phone business) but may not include a logo or brand identification for Verizon FiOS. Any Ancillary Materials that Licensor inserts shall be included in the source video or other medium in which each Program is delivered to TWC. Nothing herein shall preclude TWC or any TWC System from inserting imbedded non-animated logos that denote sponsorship and promotional references to Time Warner products or services before or after any Program. Except as specifically permitted herein, TWC and Licensor shall not include any other advertising or promotions with the Programs.

          (e)   TWC shall not be (i) restricted from the practice of establishing connections to subscriber devices utilized for duplication of programming, or from providing subscribers with VCR- and DVR-like functionality via set-top boxes or other equipment or means; or (ii) responsible or liable for any subscriber's recording of all or any portion of any Program.

        5.    Promotion.

          (a)   TWC shall have the right to advertise and promote by any means or media the VOD exhibition of the Programs.

          (b)   TWC acknowledges that, as between TWC and Licensor, Licensor's name, the names of certain Programs, and names and marks included in the Programs are the property of Licensor (or its suppliers) and that TWC shall not acquire any proprietary rights therein by reason of this Agreement or otherwise. Licensor agrees that TWC may use such names and marks, as well as excerpts from any Program (including video or audio portions only), in promotional materials (such as but not limited to print or electronic (including interactive) program guides, web sites, program listings, spots and bill stuffers), on-screen promotions and billing statements.

          (c)   Licensor shall not use, and no right or license is herein granted to Licensor to use, any of the trade names, trademarks, copyrights, styles, slogans, titles, logos or service marks of TWC or any Time Warner company.

          (d)   TWC shall retain full control over the design, functionality, navigation and listing of the VOD menus and interfaces as they pertain to the Programs.

        6.    Insurance.    Licensor represents, warrants and covenants that (i) it has obtained Broadcaster's Errors and Omissions Insurance which includes copyright infringement coverage covering the Programs and all elements thereof from an insurance carrier rated not less than A- by A.M. Best and with limits of no less than $1 million per occurrence; (ii) such insurance shall remain in full force and effect throughout the Term; (iii) TWC shall be named as an additional insured; and (iv) Licensor shall provide TWC with documentation to such effect by issuance of a Certificate of Insurance upon the execution hereof, and upon written request from TWC from time to time.

        7.    Representations and Warranties.

          (a)   Licensor represents, warrants and covenants that (i) it is a limited company duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) it has the requisite power and authority to execute and deliver this Agreement and to fully perform its obligations hereunder; (iii) it is not subject to any contractual or other legal obligation that will in any way interfere with its full performance of this Agreement; (iv) the individual executing this Agreement on behalf of Licensor has the authority to do so; (v) it has and will have all rights necessary to grant the licenses granted herein, free and dear of all liens, restrictions, charges, claims and encumbrances, that it has obtained and will maintain all Licenses, permits, exemptions, authorizations and consents necessary to fully perform this Agreement, including without limitation synchronization and performance licenses in respect of all music contained in the Programs; (vi) no Program (x) is or will be illegal, libelous, slanderous or defamatory; or (y) violates or infringes or will violate or infringe the civil or property rights, copyrights, music synchronization or performance rights, trademark rights, patent rights, rights of privacy or publicity or any other rights of any person; (vii) each Program will be appropriate for family viewing under local community standards and in no event rated more restrictively than TV-PG in accordance with then-current NCTA accepted standards; and (viii) the Programs will comply with all regulations of the Federal Communications Commission applicable to the Programs and to TWC's distribution thereof. Upon reasonable written notice, Licenser shall provide to TWC all records demonstrating such compliance with clause (viii) above as are reasonably necessary for TWC to timely demonstrate its compliance as a cable operator with such regulations. Without limitation to any other right or remedy TWC may have under this Agreement, at law or in equity, TWC may at any time cease offering any Program or terminate this Agreement if any of the foregoing representations are breached in respect thereof.

          (b)   TWC represents, warrants and covenants that: (i) TWC is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) TWC has the requisite power and authority to execute and deliver this Agreement and to fully perform its obligations hereunder: (iii) the execution. delivery and performance of this Agreement has been duly authorized by all actions necessary on the pan of TWC; (iv) TWC is not liable to any contractual or other legal obligation that will in any way interfere with its full performance of this Agreement; and (v) file individual executing this Agreement on behalf of TWC has the authority to do so.

        8.    Indemnification and Other Remedies.

          (a)   Licensor shall indemnify and, subject to Section 8(c), defend TWC, its affiliates (including without limitation the Division), and each of their respective officers, directors, shareholders, employees and agents for, and shall hold them harmless from and against, any and all losses, settlements, claims, actions, suits, proceedings, investigations, judgments, awards, damages and liabilities (collectively, "Losses" and individually, a "Loss") that are sustained or incurred by or asserted against any of than and that (i)(A) with respect to any claim brought by TWC hereunder to enforce its rights against Licensor, any final adjudicated breach of this Agreement by Licensor and (B) with respect to any third party claim, that arise out or any breach or alleged breach of this Agreement by Licensor (including, without Licensor's warranties and representations contained herein); or (ii) arise from the Programs, including the promotion or advertising of any Programs (including, without limitation, any Loss arising out of libel, slander, defamation, indecency, obscenity, invasion of right of privacy or publicity, or infringement or violation of copyrights, music synchronization or performance rights, trademark rights or patent rights) and shall reimburse them for any and all legal, accounting and other fees, costs and expenses (collectively, "Expenses") reasonably incurred by any of them in connection with investigating, mitigating or defending any such Loss.

          (b)   TWC shall indemnify and, subject to Section 8(c), defend Licensor and its affiliates (including controlling persons and related companies), officers, directors, shareholders, employees and agents for, and shall hold them harmless from and against, any and all Losses that are sustained or incurred by or asserted against any of them and that (i)(A) with respect to any claim brought by Licensor hereunder to enforce its rights against TWC, any final adjudicated breach of this Agreement by TWC; and (B) with respect to any third party claim, that arise out of any breach or alleged breach of this Agreement by TWC (including, without limitation, TWC's warranties and representations contained herein); or (ii) arise directly out of the addition of material to, modification of material in, or the deletion of Material from the content of Programs by Affiliate in violation of the terms of this Agreement and shall reimburse them for any and all Expenses reasonably incurred by airy of them in connection with investigating, mitigating or defending any such Loss.

          (c)   Promptly after receipt by a party of notice of the commencement of any action, suit, proceeding of investigation in respect of which a claim for indemnification may be made hereunder such party will give written notice thereof to the other party; but the failure to so notify the other party will not relieve the other party from any liability or obligation which the other party may have to any indemnified person except to the extent of any material prejudice to the other party resulting from such failure. If any such action, suit, proceeding or investigation is brought against an indemnified person, the indemnifying party will be entitled to participate therein and, if it wishes to assume the defense thereof with counsel satisfactory to the indemnified person (who shall not, except with the consent of the indemnified person, be counsel to the indemnified person) and gives written notice to the indemnified person of its election so to assume the defense thereof within fifteen (15) days after notice shall have been given to it by the indemnified person pursuant to the preceding sentence, will be entitled to assume the defense thereof. The Indemnifying party shall not enter into any settlement that imposes any liability on the indemnified party without the prior written consent of the indemnified party.

          (d)   Except with respect to each party's indemnification obligations under this Agreement, and any breach by Licensor of Section 9, neither party shall, for any reason or under any legal theory, be liable to the other for any special, indirect, incidental, punitive or consequential damages or for loss of profits, revenues, dam or services, regardless of whether such damages or loss was foreseeable and regardless of whether it was informed or had direct or imputed knowledge of the possibility of such damages or loss in advance, except to the extent that such loss resulted from a party's gross negligence or willful misconduct.

          (e)   All rights, powers and remedies afforded to a party hereunder, by law, in equity or otherwise shall be cumulative (and not alternative).

        9.    Notices.    All notices required or permitted to be given pursuant to this Agreement shall be given in writing to the appropriate party at its address set forth en the signature page hereof, and shall be deemed given upon receipt thereof.

        10.    Miscellaneous.

          (a)   The validity, interpretation, performance and enforcement of this Agreement shall be governed by the law of the State of New York. The respective obligations of the parties under this Agreement are subject to all applicable federal, state and local laws, rules and regulations.

          (b)   Sections 7 ("Representations and Warranties"), 8 ("Indemnification and Other Remedies"), 9 ("Notices") and 10 ("Miscellaneous") shall survive the expiration or termination of this Agreement for any reason.

          (c)   TWC shall provide Licensor with a statement of usage data with respect to the Programs on a monthly basis, beginning no later than the third calendar month following the date on which TWC first offers Programs on a VOD basis to its subscribers. Each such statement will include, for the applicable month (i) the aggregate number of times each Program has been played on a VOD basis; (ii) the dates of such exhibition, and (iii) the aggregate number of subscribers with access to the Programs. Licensor acknowledges and agrees that (a) TWC's collection and storage of any information or data, or information or data used to derive the information, contained in the statements shall be subject to internal TWC privacy policies and all applicable laws, rules and regulations; and all information contained in such statements is proprietary to TWC and will only be used by Licensor for internal research purposes and any other use is expressly prohibited without the prior written consent of TWC. Notwithstanding anything to the contrary, due to the technical reporting limitations of RR, Affiliate shall only be obligated to report total views per month per Program that is made available as a Broadband Offering.

          (d)   Either party may terminate this Agreement on at least thirty (30) days' prior written notice in the event of a material breach by the other party that is not cured within such 30-day period.

          (e)   Neither party shell have any liability to the other party for any failure to perform hereunder, if such failure is due to an act of God, accident, fire, lockout, strike or other labor dispute, riot or civil commotion, act of government or governmental instrumentality (whether federal, state or local), act of terrorism, failure of performance by a common carrier, failure in whole or in part of technical facilities, or other cause (excluding financial inability or difficulty of any hind) beyond such party's reasonable control.

          (f)    This Agreement constitutes the entire understanding between Licensor and TWC concerning the subject minter of this Agreement, and supersedes any and all other prior end contemporaneous agreements, whether oral or written, pertaining to the subject matter of this Agreement. This Agreement may not be modified or amended, and no provision of this Agreement may be waived, except in writing, executed by each of the parties.

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

TIME WARNER CABLE LLC		CURRENT TV, LLC
By:	/s/ FRED DRESSLER	By:	/s/ JOEL HYATT
Name:	Fred Dressler	Name:	Joel Hyatt
Title:	Executive Vice President, Programming	Title:	CEO
Address for Notice:		Addresses for Notice:
Time Warner Cable LLC 290 Harbor Drive Stamford, CT 06902 ATTN: Executive Vice President Programming		118 King Street San Francisco, CA ATTN: Chief Operating Officer
With a copy to: Executive Vice President and General Counsel		With a copy to: Senior Vice President Business Affairs